                                                                     EXHIBIT 4.1

                          SECURITIES PURCHASE AGREEMENT

        This Securities Purchase Agreement (this "Agreement") is dated as of March 31, 2003, among Matritech, Inc., a Delaware corporation (the "Company"), and the purchasers identified on the signature pages hereto (each, including its successors and assigns, a "Purchaser" and collectively the "Purchasers").

        WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchasers, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS

        1.1 Definitions. In addition to the terms defined elsewhere in this
Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Debentures (as defined herein), and (b) the following terms have the meanings indicated in this Section 1.1:

                "Actual Minimum" means, as of any date, the maximum aggregate number of shares of Common Stock then issued or issuable as of such date upon exercise or conversion in full of all Warrants and Debentures which have been issued to date pursuant to this Agreement.

                "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

                "Capital Shares" means the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.

                "Capital Shares Equivalents" means any securities, rights, or obligations that are convertible into or exchangeable for or give any right to subscribe for or purchase, directly or indirectly, any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase, directly or indirectly, Capital Shares or any such convertible or exchangeable securities.

                "Closing" means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

                "Closing Bid Price" means on any particular date (a) the closing bid price per share of Common Stock on such date on the Principal Market or the OTC Bulletin Board (as reported by Bloomberg L.P. at 4:15 PM (New York time), or (b) if there is no such price on such date, then the closing bid price on the Principal Market or the OTC Bulletin Board on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 PM (New York time) for the closing bid price for regular session trading on such day), or (c) if the shares of Common Stock are not then reported on the Principal Market or the OTC Bulletin Board, then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Purchasers, or (c) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Purchasers of a majority in interest of the principal amount of Debentures then outstanding.

                "Closing Price" means the average of the Closing Bid Prices for the 5 Trading Days immediately prior to the date in question.

                "Closings" means, collectively, the First Closing and the Second Closing.

                "Closing Dates" means the dates of the First Closing and Second Closing.

                "Commission" means the Securities and Exchange Commission.

                "Common Stock" means the common stock of the Company, par value $0.01 per share, and any securities into which such common stock shall hereinafter have been reclassified into.

                "Company Counsel" means Testa, Hurwitz & Thibeault, LLP, outside counsel to the Company, with offices at 125 High Street, Boston, Massachusetts 02110.

                "Complete SEC Reports" shall mean, collectively, the SEC Reports and the Pending 10-K.

                "Debentures" means the 7.5% Convertible Debentures due 36 months from their date of issuance, unless otherwise set forth therein, issued by the Company to the Purchasers hereunder, in the form of Exhibit A.

                "Disclosure Schedules" shall have the meaning ascribed to such term in Section 3.1.

                "Effective Date" means the date that an Underlying Shares Registration Statement is first declared effective by the Commission.

                "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                "First Closing" means the closing of the sale of the Securities pursuant to Section 2.1(a).

                "First Closing Date" means the date of the First Closing, which shall occur within 5 Business Days of the date hereof or such other time and date as may be agreed to in writing by the Company and each Purchaser.

                "FW" means Feldman Weinstein LLP with offices at 420 Lexington Avenue, Suite 2620, New York, New York 10170-0002.

                "GAAP" shall have the meaning ascribed to such term in Section 3.1(h).

                "Liens" shall have the meaning ascribed to such term in Section 3.1(a).

                "Losses" means any and all losses, claims, damages, liabilities, settlement costs and expenses, including without limitation costs of preparation and reasonable attorneys' fees.

                "Material Adverse Effect" shall have the meaning assigned to such term in Section 3.1(b).

                "Milestone Date" means the first Trading Day immediately following a period of 15 consecutive Trading Days during which the VWAP for each such Trading Date is at least $2.75 (as appropriately adjusted for any stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement).

                "Pending 10-K" means the Company's draft Annual Report on Form 10-K delivered by the Company to the Purchasers on March 28, 2003.

                "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

                "Principal Market" means initially the NASDAQ Small-Cap Market and shall also include the American Stock Exchange, the New York Stock Exchange or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

                "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

                "Registration Rights Agreement" means the Registration Rights Agreement, dated the First Closing Date, among the Company and the Purchasers, in the form of Exhibit B.

                "Required Approvals" shall have the meaning ascribed to such term in Section 3.1(e).

                "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

                "SEC Reports" shall have the meaning ascribed to such term in
        Section 3.1(h).

                "Second Closing" shall mean the closing of the sale of the Securities pursuant to Section 2.1(b).

                "Second Closing Date" shall mean the date of the Second Closing, which shall occur within 5 Trading Days of a Milestone Date.

                "Securities" means the Debentures, the Warrants and the Underlying Shares.

                "Securities Act" means the Securities Act of 1933, as amended.

                "Set Price" shall have the meaning ascribed to such term in the Debentures.

                "Shareholder Approval" shall have the meaning ascribed to such term in the Debenture.

                "Subscription Amount" means, (i) as to each Purchaser and the First Closing, the amount set forth below such Purchaser's signature block on the signature pages hereto and next to the heading "First Closing Subscription" in United States dollars and in immediately available funds, and (ii) as to each Purchaser and the Second Closing, the amount set forth below such Purchaser's signature block on the signature pages hereto and next to the heading "Second Closing Subscription" in United States dollars and in immediately available funds.

                "Subsidiary" means any subsidiary of the Company that is required to be listed in Schedule 3.1(a).

                "Trading Day" means any day during which the Principal Market shall be open for business.

                "Transaction Documents" means this Agreement, the Debentures, the Warrants, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

                "Underlying Shares" means the shares of Common Stock issuable upon conversion of the Debentures and upon exercise of the Warrants and issued and issuable in lieu of the cash payment of interest on the Debentures.

                "Underlying Shares Registration Statement" or "Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Purchaser as provided for in the Registration Rights Agreement.

                "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time);
        (b) if the Common Stock is not then listed or quoted on a Principal Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board;
        (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Purchasers holding a majority of the principal amount of Debentures then outstanding.

                "Warrants" means collectively the Common Stock purchase warrants, in the form of Exhibit C delivered to the Purchasers at the Closing in accordance with Section 2.2.

                "Warrant Shares" means those shares of Common Stock issuable upon exercise of the Warrants.

                                   ARTICLE II
                                PURCHASE AND SALE

        2.1 Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and each Purchaser agrees to purchase, severally and not jointly, the Debentures as set forth next to the respective Purchaser's name on the signature pages hereto for an aggregate purchase price of up to $8,000,000.00 ("Purchase Price") in two Closings as follows:

                (a) First Closing. On the First Closing Date, each Purchaser shall purchase, severally and not jointly, the principal amount of Debentures equal to each Purchaser's Subscription Amount, amounting in the aggregate to $5,000,000 principal amount of Debentures and the Company shall sell such principal amount of Debentures to each such Purchaser.

                (b) Second Closing. On the Second Closing Date, in the event the Company so elects in its sole discretion but subject to Section 2.2, each Purchaser shall purchase, severally and not jointly, the principal amount of Debentures equal to each Purchaser's Subscription Amount as to the Second Closing, amounting in the aggregate to $3,000,000 principal amount of Debentures and the Company shall sell such principal amount of Debentures to each such Purchaser.

                (c) Each Closing. Each Closing shall take place at the offices of FW or at such other location as the parties may agree.

        2.2 Closing Conditions. Upon satisfaction or waiver by the party sought to be benefited thereby, of the conditions set forth in this Section 2.2, each Closing shall occur.

                (a) At or prior to each Closing (unless otherwise specified below), the Company shall deliver or cause to be delivered to each Purchaser the following:

                        (i) a Debenture with a principal amount equal to such
                Purchaser's Subscription Amount as to such Closing, registered in the name of such Purchaser;

                        (ii) a Warrant to purchase up to a number of shares of
                Common Stock equal to 35% of such Purchaser's Subscription Amount divided by the Set Price as to the Debentures purchased by such Purchaser at such Closing with a term of 5 years and an exercise price per Warrant Share equal to the Closing Price on such Closing Date, subject to adjustment therein;

                        (iii) as to the First Closing only, a legal opinion of
                Company Counsel, in the form of Exhibit D attached hereto, addressed to the Purchasers;

                        (iv) as to the Second Closing only, the Company shall
                have delivered to each Purchaser a letter representing that the representations and warranties contained herein are true and accurate as of the date of such Closing (which representations and warranties shall have the same qualifications as the representations and warranties contained herein, which qualification shall be updated to include the most recent SEC Reports), or explaining why such representations and warranties are not true and accurate as of the date of such Closing; and

                        (v) as to the First Closing only, the Registration
                Rights Agreement duly executed by the Company.

                (b) At or prior to each Closing, each Purchaser shall deliver or cause to be delivered to the Company the following:

                        (i) such Purchaser's Subscription Amount as to such
                Closing by wire transfer to the instructions set forth on Annex 1 attached hereto; and

                        (ii) as to the First Closing only, the Registration
                Rights Agreement duly executed by such Purchaser.

                (c) as to the First Closing, all representations and warranties of the other party contained herein shall remain true and correct as of such Closing Date and all covenants of the other party in the Transactions Documents required to have been performed by such Closing Date shall have been performed as of such Closing Date and as to the Second Closing, all representations and warranties of the Purchasers contained herein shall remain true and correct as of such Closing Date and all of the covenants of the other party in the Transactions Documents required to have been performed by such Closing Date shall have been performed as of such Closing Date.

                (d) There shall have been no Material Adverse Effect (as defined in Section 3.1(b)) with respect to the Company since the date hereof.

                (e) As to the Second Closing only:

                        (i) the Milestone Date shall have occurred within 365
                days of the First Closing Date and the Company shall have provided any representations and documents reasonably required by any Purchaser evidencing that the Milestone Date has occurred;

                        (ii) the Second Closing shall have occurred within 5
                Trading Days of the Milestone Date; and

                        (iii) all liquidated damages and other amounts owing to
                the Purchasers shall have been paid;

                        (iv) there is a sufficient number of authorized but
                unissued and otherwise unreserved shares of Common Stock for an issuance of all of the shares of Common Stock then issuable upon conversion in full of the Debentures and exercise in full of the Warrants to be issued at such Closing;

                        (v) the issuance of all of the Underlying Shares
                relating to the Debentures and Warrants to be issued at such Closing would be permitted in full without violating the limitations set forth in Section 4(a)(ii)(B) of the Debenture;

                        (vi) no Event of Default nor any event that with the
                passage of time would constitute an Event of Default shall have occurred and is continuing with respect to the outstanding Debentures;

                        (vii) the Registration Statement relating to the
                Securities issued at the First Closing shall have been declared effective and shall be effective on the Second Closing Date; and

                        (viii) no public announcement of a pending or proposed
                Change of Control Transaction or Fundamental Transaction (as such terms are defined in the Debenture) has occurred that has not been consummated.

                (f) As to the Second Closing only, the Company shall have consented thereto.

                (g) From the date hereof to such Closing Date, trading in the Common Stock shall not have been suspended by the Commission (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to such Closing), and, at any time prior to such Closing Date, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on the Principal Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Purchasers, makes it impracticable or inadvisable to purchase the Debentures at such Closing.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

        3.1 Representations and Warranties of the Company. Except as set forth in the disclosure schedules delivered to the Purchasers concurrently herewith (the "Disclosure Schedules") which Disclosure Schedules shall be deemed a part hereof, or, other than with respect to Sections 3.1(g), 3.1(u), 3.1(v), 3.1(w), 3.1(z) and 3.1(dd), except as set forth in the Complete SEC Reports, the Company hereby makes the representations and warranties set forth below to the Purchasers.

                (a) Subsidiaries. The Company has no direct or indirect subsidiaries. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction (collectively, "Liens"), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. If the Company has no subsidiaries, then references in the Transaction Documents to the Subsidiaries will be disregarded.

                (b) Organization and Qualification. Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate: (i) adversely affect the legality, validity or enforceability of any Transaction Document, (ii) have or result in or be reasonably likely to have or result in a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) adversely impair the Company's ability to perform fully on a timely basis its obligations under any of the Transaction Documents (any of (i), (ii) or (iii), a "Material Adverse Effect").

                (c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder or thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company other than Required Approvals. Each of the Transaction Documents has been (or upon delivery will be) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, by-laws or other organizational or charter documents.

                (d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not: (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to obtaining the Required Approvals (as defined below), conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result, in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses
        (ii) and (iii), such as could not, individually or in the aggregate, have or result in a Material Adverse Effect.

                (e) Filings, Consents and Approvals. Neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filings required under Section 4.8, (ii) the filing with the Commission of the Underlying Shares Registration Statement, (iii) the notice and/or application(s) to each applicable Principal

        Market for the issuance and sale of the Debentures and Warrants and the listing of the Underlying Shares for trading thereon in the time and manner required thereby, and (iv) the filing of Form D with the Commission and applicable Blue Sky filings and any Shareholder Approval (collectively, the "Required Approvals").

                (f) Issuance of the Securities. The Debentures and the Warrants are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Underlying Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof. The Company has not, and to the knowledge of the Company, no Affiliate of the Company has sold, offered for sale or solicited offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Principal Market.

                (g) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company is set forth in the Pending 10-K. Except as set forth in the Transaction Documents, no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers and David Enzer) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

                (h) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such

        SEC Reports prior to the expiration of any such extension. The Company has identified and made available to the Purchasers a copy of all SEC Reports filed within the 10 days preceding the date hereof. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments and provided that such unaudited statements may not include footnotes otherwise required by GAAP.

                (i) Material Changes. Since the date of the latest audited financial statements included within the Complete SEC Reports, except as specifically disclosed in the Complete SEC Reports: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to have a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission,
        (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than as contemplated in the Transaction Documents), and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option or similar plans.

                (j) Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary affecting any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which: (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the Company's knowledge, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

                (k) Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, except in each case as could not, individually or in the aggregate, have or result in a Material Adverse Effect.

                (l) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

                (m) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Complete SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

                (n) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                (o) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

                (p) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

                (q) Transactions With Affiliates and Employees. Except as set forth in the Complete SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                (r) Internal Accounting Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,
        (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and designed such disclosures controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company's Form 10-K or 10-Q, as the case may be, is being prepared. The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures as of a date within 90 days prior to the filing date of the Form 10-Q for the quarter ended September 30, 2002 (such date, the "Evaluation Date"). The Company presented in the Form 10-Q for the quarter ended September 30, 2002 the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act).

                (s) Solvency/Indebtedness. The Company is not insolvent within the meaning of Title 11 of the United States Code. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Complete SEC Reports set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations, whether or not the same are or should be reflected in the Company's balance sheet or the notes thereto, except guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

                (t) Certain Fees. Except for the payment of fees in connection with that certain Letter Agreement between the Company and the Century Capital, dated December 31, 2002, no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and the Company has not taken any action that would cause any Purchaser to be liable for any such fees or commissions. The Company agrees that the Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Person for fees of the type contemplated by this Section with the transactions contemplated by this Agreement.

                (u) Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.2, the offer, issuance and sale of the Securities to the Purchasers in accordance with the terms of the Transaction Documents, as contemplated hereby are exempt from the registration requirements of the Securities Act. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Principal Market and no shareholder approval is required for the Company to fulfill its obligations under the Transaction Documents.

                (v) Listing and Maintenance Requirements. The Company has not, in the 12 months preceding the date hereof, received notice from any Principal Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market. The

        Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

                (w) Registration Rights. The Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been included on a registration statement filed with the Commission.

                (x) Seniority. As of the date of this Agreement, no indebtedness of the Company is senior to the Debentures in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

                (y) Disclosure. Other than the Pending 10-K, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, nonpublic information. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, furnished by or on behalf of the Company with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that, other than with respect to the representations and warranties contained in the confidentiality agreement entered into with each Purchaser in connection with the review of the Pending 10-K or as expressly set forth in the Transaction Documents, no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.

                (z) Form S-3 Eligibility. The Company is eligible to register the resale of the Underlying Shares for resale by the Purchaser on Form S-3 promulgated under the Securities Act.

                (aa) Tax Status. The Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and which are due (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes or has obtained an extension of the deadline for such filing) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the Company's knowledge, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, statue or local tax. To the Company's knowledge, none of the Company's tax returns is presently being audited by any taxing authority.

                (bb) Acknowledgment Regarding Purchasers' Purchase of Securities. The Company acknowledges and agrees that the Purchasers are acting solely in the capacity of arm's length purchasers with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to the Purchasers' purchase of the Securities. The Company further represents to each Purchaser that the Company's decision to enter into this Agreement has been based solely on the independent evaluation of the Company and its representatives.

                (cc) No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor, to the knowledge of the Company, any of its directors or officers (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation
        D) or general advertising with respect to the sale of the Debentures or the Warrants, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Debentures, the Underlying Shares or the Warrants under the Securities Act or made any "directed selling efforts" as defined in Rule 902 of Regulation S.

                (dd) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants.

        3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants to the Company as follows:

                (a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The purchase by such Purchaser of the Securities hereunder has been duly authorized by all necessary action on the part of such Purchaser. Each of this Agreement, and the Registration Rights Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms.

                (b) Investment Intent. Such Purchaser is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold Securities for any period of time. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

                (c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises any Warrants or converts any Debentures, it will be either: (i) an "accredited investor" as defined in Rule 501(a)(1),
        (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act. Such Purchaser has not been formed solely for the purpose of acquiring the Securities. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

                (d) Experience of such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

                (e) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

                (i) Residence. If such Purchaser is an individual, then such Purchaser resides in the state or province identified in the address of such Purchaser set forth on the signature page hereto; if such Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of such Purchaser in which its investment decision was made is located at the address or addresses of such Purchaser set forth on the signature page hereto.

                (j) Rule 144. Such Purchaser acknowledges and agrees that the Securities are "restricted securities" as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

                (k) Company Information. Such Purchaser has read the Complete SEC Reports and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Such Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

                (l) Ownership of Common Stock. Such Purchaser, as of the date of this Agreement, does not own any shares of Common Stock.

                                   ARTICLE IV
                        OTHER AGREEMENTS OF THE PARTIES

        4.1 Transfer Restrictions.

                (a) The Securities may only be disposed of in compliance with state and federal securities laws and subject to the terms of the Debentures and Warrants, as applicable. In connection with any transfer of Securities other than pursuant to an effective registration statement, to the Company or to an Affiliate of a Purchaser, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion and choice of counsel shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

                (b) The Purchasers agree to the imprinting, so long as is required by this Section 4.1(b), of the following legend on any certificate evidencing Securities:

        [NEITHER] THESE SECURITIES [NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [EXERCISABLE] [CONVERTIBLE]] HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN

        EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

                The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement or grant a security interest in some or all of the Underlying Shares and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Underlying Shares to the pledgees or secured parties. If required by the Company's transfer agent in order to effect a pledge, the Company shall cause its counsel, at no cost to the Purchasers, to issue an opinion of counsel to the Company's transfer agent. Further, no notice shall be required of such pledge. At the appropriate Purchaser's expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Underlying Shares may reasonably request in connection with a pledge or transfer of the Underlying Shares, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

                (c) Certificates evidencing Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) while a registration statement (including the Underlying Shares Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Underlying Shares pursuant to Rule 144, or (iii) if such Underlying Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission); provided, however, in connection with the issuance of the Underlying Shares, each Purchaser, severally and not jointly with the other Purchasers, hereby agrees to adhere to and abide by all prospectus delivery requirements under the Securities Act and Commission Regulations. If all or any portion of a Debenture or Warrant is converted or exercised (as applicable) at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144(k) or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations thereof) then such Underlying Shares shall be issued free of all legends. The Company agrees that following the Effective Date relating to any Underlying Shares or at such time as such legend is no longer required under this
        Section 4.1(c), it will, no later than five Trading Days following the delivery by a Purchaser to the Company or the Company's transfer agent of a certificate representing such Underlying Securities issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

                (d) In addition to such Purchaser's other available remedies, the Company shall pay to a Purchaser, in cash, as liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Company's transfer agent) delivered for removal of the restrictive legend and subject to this Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day 5 Trading Days after such damages have begun to accrue) for each Trading Day after such fifth Trading Day until such certificate is delivered without a legend. Notwithstanding anything herein to the contrary, amounts payable hereunder for failure to remove restrictive legends on Underlying Shares shall be reduced by any amounts also payable pursuant to Section 4(a)(iii)(C), Section 4(b)(ii) and Section 4(b)(iii) of the Debentures for failure to timely deliver such Underlying Shares.

        4.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including without limitation its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim that the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

        4.3 Furnishing of Information. As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of any Purchaser, the Company shall deliver to such Purchaser a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

        4.4 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Principal Market.

        4.5 Reservation and Listing of Securities.

                (a) The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may be required to fulfill its obligations in full under the Transaction Documents.

                (b) If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 130% of (i) the Actual Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then the Board of Directors of the Company shall use commercially reasonable efforts to amend the Company's certificate of incorporation to increase the number of authorized but unissued shares of Common Stock to at least 130% of the Actual Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible; provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents.

                (c) The Company shall: (i) prepare and file with such Principal Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Actual Minimum on the date of such application, (ii) use its best efforts to take all steps necessary to cause such shares of Common Stock to be approved for listing on the Principal Market as soon as possible thereafter, (iii) notify the Purchasers upon such listing, and (iv) use its best efforts to maintain the listing of such Common Stock on such Principal Market or another Principal Market. In addition, the Company shall, at its next regularly scheduled annual or special meeting of shareholders, but in no event later than June 30, 2003, include a proposal for Shareholder Approval, with the recommendation of the Company's Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.

                (d) If, on any date, the number of shares of Common Stock previously listed on a Principal Market is less than 130% of the Actual Minimum on such date, then the Company shall use its best efforts to list on such Principal Market, as soon as reasonably possible, a number of shares of Common Stock at least equal to 130% of the Actual Minimum on such date; provided that the Company will not be required at any time to list a number of shares of Common Stock greater than the maximum number of shares of Common Stock that could possibly be issued pursuant to the Transaction Documents.

        4.6 Conversion and Exercise Procedures. The form of Election to Purchase included in the Warrants and the form of Conversion Notice included in the Debentures set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or convert the Debentures. No additional legal opinion or other information or instructions shall be required of the Purchasers to exercise their Warrants or convert their Debentures. The Company shall honor exercises of the Warrants and conversions of the Debentures and shall deliver

Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

        4.7 Future Financings. From the date hereof until 90 days after the Effective Date of the initial Registration Statement relating to the Securities issued at the First Closing and, if applicable, from the Second Closing Date until 90 days after the Effective Date of the initial Registration Statement relating to the Securities issued at the Second Closing, other than as contemplated by this Agreement, neither the Company nor any Subsidiary shall issue or sell any Capital Shares or Capital Shares Equivalents. Notwithstanding anything herein to the contrary, the 90 day period set forth in this Section 4.7 shall be extended for the number of Trading Days during such period in which (y) trading in the Common Stock is suspended by any Principal Market, or (z) following the Effective Date, the Registration Statement is not effective or the prospectus included in the Registration Statement may not be used by the Purchasers for the resale of the Underlying Shares. Notwithstanding the foregoing, this Section 4.7 shall not apply in respect of the issuance of (a) shares of Common Stock or options to employees, consultants, advisors, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of, or in connection with the payment of interest on or redemption of, the Debentures or any Debentures of this series or of any other series or security issued by the Company in connection with the offer and sale of this Company's securities pursuant to this Agreement, or (c) securities upon the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement, (d) securities in connection with acquisitions or strategic investments (including, without limitation, any licensing or distribution arrangements), the primary purpose of which is not to raise capital, (e) securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, where the principal consideration for such transaction is not the issuance of such securities, or (f) up to, in the aggregate, $2,000,000 of Capital Shares (not Capital Shares Equivalents), in a one-time transaction with pre-existing shareholders, for a per share purchase price of not less than 90% of the average of the VWAPs during the 5 Trading Days prior to any such transaction ("Market Price") along with up to 25% warrant coverage with an exercise price not less than 112% of the then Market Price, which transaction may have registration rights. For purposes of clarification, an issuance pursuant to clause (f) above shall be subject to the anti-dilution provisions in the Debentures and Warrants.

        4.8 Securities Laws Disclosure; Publicity. The Company shall, within 1 Trading Day following the date of this Agreement, file a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby. The Company and the Purchasers shall consult with each other in issuing any press releases, with respect to the transactions contemplated hereby, including the above-reference Form 8-K. Notwithstanding the foregoing, other than (i) in connection with the filing of any of the Transaction Documents as exhibits to such Current Report on Form 8-K or any SEC Report and (ii) in any registration statement filed pursuant to the Registration Rights Agreement and filings related thereto, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Principal Market, without the prior written consent of such Purchaser, except to the extent such disclosure is required by law or Principal Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure.

        4.9 Non-Public Information. Other than the Pending 10-K, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

        4.10 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and not for the satisfaction of any portion of the Company's debt (other than payment of trade payables, capital lease obligations, the Debentures, fees to David Enzer and accrued expenses in the ordinary course of the Company's business and prior practices), to redeem any Company equity or equity-equivalent securities or to settle any outstanding litigation. Prior to the receipt of Shareholder Approval, the Company shall not declare or pay any cash dividend on its shares of Common Stock while any Debentures remains outstanding.

        4.11 Indemnification of Purchasers. Subject to the provisions of this
Section 4.11, the Company will indemnify and hold the Purchasers and their directors, officers, shareholders, partners, employees and agents (each, a "Purchaser Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against a Purchaser, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser's representation, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party. The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by an Purchaser Party effected without the Company's prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party's breach of any of the representations, warranties, covenants or agreements made by the Purchasers in this Agreement or in the other Transaction Documents.

        4.12 Shareholders Rights Plan. In the event that a shareholders rights plan is adopted by the Company, no claim will be made or enforced by the Company or any other Person that any Purchaser is an "Acquiring Person" under the plan or in any way could be deemed to trigger the provisions of such plan by virtue of receiving Securities under the Transaction Documents.

        4.13 Participation in Future Financing. From the date hereof until 12 months after the Effective Date of the initial Registration Statement relating to the Securities issued at the First Closing and, if applicable, from the Second Closing Date until 12 months after the Effective Date of the initial Registration Statement relating to the Securities issued at the Second Closing, if the Company intends to effect a private placement of Capital Shares or Capital Shares Equivalents (a "Subsequent Financing") the Company shall deliver to each of such Purchasers a written notice (the "Subsequent Financing Notice") of its intention to effect such Subsequent Financing, which Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the dollar amount of proceeds intended to be raised thereunder, not including any amounts that may be provided pursuant to this Section 4.13 by the Holders ("Subsequent Financing Amount"), the Person with whom such Subsequent Financing is proposed to be effected, and attached to which shall be a term sheet or similar document relating thereto. Such Purchaser shall have the right to participate in such transaction pursuant to the terms set forth herein provided such Purchaser shall notify the Company by 6:30 p.m. (New York City time) on the fifth (5th) Trading Day after delivery to the Purchaser of the Subsequent Financing Notice of its agreement to provide (or to cause its designee to provide), subject to completion of mutually acceptable documentation substantially reflecting the terms described in the Subsequent Financing Notice, all or part of such Purchaser's Pro-Rata Share (as defined below) of the Participation Amount (defined below) on substantially the terms set forth in the Subsequent Financing Notice and such term sheet or similar document. For purposes of the foregoing, "Pro Rata Share" means a fraction, the numerator of which is the outstanding principal amount of Debentures then owned by such Purchaser and the denominator of which is the total outstanding principal amount of Debentures then outstanding. "Participation Amount" means an amount in addition to the Subsequent Financing Amount and shall equal that amount which is 50% of the Subsequent Financing Amount such that the total-post participation amount of such Subsequent Financing shall equal up to 150% of the Subsequent Financing Amount. Five Trading Days after the delivery to the Purchasers of the Subsequent Financing Notice, the Company may effect such Subsequent Financing on the terms substantially as set forth in the Subsequent Financing Notice for up to an aggregate amount equal to the Subsequent Financing Amount plus the Participation Amount; provided that he Company must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 4.13, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 60 Trading Days after the date of the initial

Subsequent Financing Notice. In the event the Company reasonably believes a Subsequent Financing Notice constitutes material information of the Company, prior to delivering such notice, the Company may require the Purchaser to execute a written agreement, in form and substance reasonably satisfactory to such Purchaser, regarding the confidentiality and use of such information. Notwithstanding the foregoing, this Section 4.13 shall not apply in respect of the issuance of (a) shares of Common Stock or options to employees, consultants, advisors, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of, or in connection with the payment of interest on or redemption of, the Debentures or any Debentures of this series or of any other series or security issued by the Company in connection with the offer and sale of this Company's securities pursuant to this Agreement, or (c) securities upon the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the date of this Agreement, provided that the securities have not been amended since the date of this Agreement, (d) securities in connection with acquisitions or strategic investments (including, without limitation, any licensing or distribution arrangements), the primary purpose of which is not to raise capital, or (e) securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, where the principal consideration for such transaction is not the issuance of such securities.

                                    ARTICLE V
                                  MISCELLANEOUS

        5.1 Termination. This Agreement may be terminated by the Company or any Purchaser, by written notice to the other parties, if the First Closing has not been consummated by the tenth Trading Day following the date of this Agreement; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

        5.2 Fees and Expenses. The Company has agreed to reimburse $40,000 to Omicron Master Trust ("Omicron") (of which $15,000 has been received) as reimbursement for the its legal, administrative and due diligence fees and expenses incurred to prepare and negotiate the Transaction Documents. Accordingly, in lieu of the foregoing payments, the Company, on the First Closing Date, will direct that the aggregate amount that Omicron is to pay for the Debentures and Warrants at such Closing, be reduced by $25,000 (the remaining portion of the $40,000 not yet paid). Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

        5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

        5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, or (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service. The addresses for such notices and communications are those set forth on the signature pages hereof, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

        5.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each of the Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

        5.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

        5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. Any Purchaser may assign its rights under this Agreement and the Registration Rights Agreement to any Person to whom such Purchaser assigns or transfers any Securities.

        5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Sections 4.12.

        5.9 Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

        5.10 Survival. The representations and warranties contained herein shall survive the earlier of (a) the second anniversary of the Second Closing Date if the Second Closing occurs, (b) the second anniversary of the First Closing Date if the Second Closing does not occur, and (c) the date on which the Debentures and Warrants are no longer outstanding. The agreements and covenants contained herein shall survive, as to a Purchaser and unless otherwise set forth in the Transaction Documents, until such Purchaser no longer holds any Securities.

        5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

        5.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

        5.13 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

        5.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate. Without limiting the generality of the foregoing, the Company expressly agrees that its breach of the next-to-last last sentence of Section 4.7 would cause each Purchaser irreparable harm, and consents to the granting of injunctive relief by any court having jurisdiction to preclude any such issuance of securities.

        5.15 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

        5.16 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the "Maximum Rate"), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser's election.

        5.17 Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser was introduced to the Company by David Enzer, who has acted solely as agent for the Company and not for any Purchaser. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. For reasons of administrative convenience only, Purchasers and their respective counsel have chosen to communicate with the Company through FW. FW does not represent all of the Purchasers but only Omicron Master Trust. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

        5.18 Liquidated Damages. The Company's obligations to pay any liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such liquidated damages or other amounts are due and payable shall have been canceled.

                             ***********************

        IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

                                    MATRITECH, INC.

                                    By: /s/ Stephen D. Chubb
                                        ---------------------------------------
                                    Name:  Stephen D. Chubb
                                    Title: Chairman and Chief Executive Officer

                                    Address for Notice:
                                    330 Nevada Street
                                    Newton, Massachusetts, 02460
                                    Attn: Stephen D. Chubb
                                    Tel:  (617) 928-0820
                                    Fax: (617) 928-0821

With a copy to:                     Testa, Hurwitz & Thibeault, LLP
                                    125 High Street
                                    Boston, Massachusetts 02110
                                    Attn: Rufus C. King
                                    Tel: (617) 248-7000
                                    Fax:  (617) 248-7100

                   [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                      SIGNATURE PAGE FOR PURCHASER FOLLOWS]

                            PURCHASERS SIGNATURE PAGE

        IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OMICRON MASTER TRUST                              Address for Notice:
                                                  ------------------
By:  Omicron Capital L.P., as subadvisor          c/o Omicron Capital L.P.
By:  Omicron Capital Inc., its general partner    810 Seventh Avenue, 39th Floor
                                                  New York, New York 10019
                                                  Attn: Brian Daly
By:  /s/ Bruce Bernstein                          Fax: (212) 803-5269
   -------------------------------------------
              Bruce Bernstein, President

First Closing Subscription:  $3,000,000
Second Closing Subscription:  $1,800,000

                    With a copy to:
                    --------------
                                                  Feldman Weinstein LLP
                                                  420 Lexington Avenue
                                                  New York, New York 10170
                                                  Attn:  Joseph A. Smith
                                                  Tel: (212) 869-7000
                                                  Fax: (212) 401-4741

                       PURCHASERS SIGNATURE PAGE (CONT...)

MIDSUMMER INVESTMENT, LTD.                        Address for Notice:
                                                  ------------------
By:  MIDSUMMER CAPITAL, LLC,                      C/o Midsummer Capital, LLC
As investment advisor                             485 Madison Avenue, 23rd Floor
                                                  New York, New York 10022
By  /s/ Scott Kaufman                             Tel: (212) 584-2140
  ----------------------------------------        Fax: (212) 584-2142
       Scott Kaufman, Managing Director           Attn:  Scott Kaufman

First Closing Subscription:  $1,400,000
Second Closing Subscription:  $840,000

                      (PURCHASERS SIGNATURE PAGE (CONT...)

ISLANDIA, L.P.                                    Address for Notice:
                                                  ------------------
By: John Lang, Inc., its general partner          C/o John Lang, Inc.
                                                  485 Madison Avenue, 23rd Floor
                                                  New York, New York 10022
By  /s/ Richard Berner                            Tel: (212) 584-2100
  -----------------------------------------       Fax: (212) 584-2199
       Richard Berner,                            Attn:  Fund Manager

First Closing Subscription:  $600,000
Second Closing Subscription:  $360,000

                                     ANNEX A

Company Wire Instructions
State Street Bank & Trust, Co.
Boston, Massachusetts
ABA#: 0110 0002 8
ATTN:  Merrill Group
Credit MLIF#: 3218569
For further credit to:  Matritech, Inc.
DDA# 99037582 (for international wires)

                              DISCLOSURE SCHEDULES

        These Disclosure Schedules (the "Disclosure Schedules") dated as of March 31, 2003 are delivered pursuant to the Securities Purchase Agreement dated as of the date hereof (the "Purchase Agreement") by and between Matritech, Inc. (the "Company") and the Purchasers named therein and shall be deemed incorporated by reference into the representations and warranties of the Company contained in Section 3.1 of the Purchase Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

        Nothing in these Disclosure Schedules is intended to broaden the scope of any representation or warranty of the Company contained in the Purchase Agreement or to create any covenant on the part of the Company. Inclusion of any item in the Disclosure Schedules (1) does not represent a determination by the Company that such item (a) is material, nor shall it be deemed to establish a standard of materiality, or (b) did not arise in the ordinary course of business and (2) shall not constitute, or be deemed to be, an admission to any third party concerning such item by the Company.

        The headings in these Disclosure Schedules are for convenience of reference only and shall not affect the disclosures contained herein. Whenever the Disclosure Schedules includes descriptions of certain documents or brief summaries of certain aspects of the Company, its business, or events related to the Company, such descriptions and summaries are qualified by reference to the actual documents or other matters to which they refer.

Schedule 3.1(g) Capitalization

Reserved Shares

   As of December 31, 2002 the following shares of common stock were reserved and available for future issuance:

                         Stock Option Plans - Awarded.......  2,653,865
                         Stock Option Plans - Available.....  2,642,320
                         2002 Employee Stock Purchase Plan..    221,000
                         Exercise of warrants outstanding...    532,046
                                                              ---------
                                                              6,049,231
                                                              =========

Stock Option Plans

      We have granted incentive and nonqualified options under our 1988, 1992 and 2002 option plans and the 1992 and 2002 Directors' Plans. All option grants, prices and vesting periods are determined by the Board of Directors. Incentive stock options must be granted at a price not less than the fair market value on the date of grant. Options vest at various rates over periods of up to four years and expire ten years from the date of grant. The exercise price of incentive options granted to an option holder who owns stock possessing more than 10% of the voting power of the outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant.

      There are 2,653,865 common shares subject to outstanding stock option grants as set forth below and 2,642,320 common shares available for future grants under existing option plans at December 31, 2002. The following table summarizes stock option activity:

                                                                           WEIGHTED
                                               NUMBER          OPTION      AVERAGE
                                                 OF            PRICE        PRICE
                                              OPTIONS        PER SHARE    PER SHARE
                                            ----------    --------------  ---------
Options outstanding, December 31, 1999 ..    1,433,255      0.84 - 13.13     4.47
     Granted ............................      124,206      1.16 -  7.88     4.54
     Exercised ..........................     (188,204)     1.16 -  7.88     2.42
     Terminated .........................      (97,107)     1.16 - 13.13     7.10
                                            ----------    --------------    -----

Options outstanding, December 31, 2000...    1,272,150      0.84 - 13.13     4.58
     Granted ............................      321,278      1.80 -  4.34     3.09
     Exercised ..........................      (60,494)     1.34 -  2.44     2.38
     Terminated .........................      (94,375)     1.34 -  7.88     1.54
                                            ----------    --------------    -----

Options outstanding, December 31, 2001...    1,438,559      0.84 - 13.13     4.52
     Granted ............................    1,319,780      1.86 -  2.54     2.21
     Exercised ..........................       (6,850)     1.34 -  1.44     1.40
     Terminated .........................     (217,624)     1.16 -  7.88     3.95
                                            ----------    --------------    -----

   Options outstanding, December 31, 2002    2,533,865    $0.84 - $13.13    $3.38
                                             =========    ==============    =====
Options exercisable, December 31, 2002 ..    1,074,243    $0.84 - $13.13    $4.81
                                             =========    ==============    =====
Options exercisable, December 31, 2001 ..      975,016    $0.84 - $13.13    $5.35
                                             =========    ==============    =====
Options exercisable, December 31, 2000 ..      827,348    $0.84 - $13.13    $5.76
                                             =========    ==============    =====

                           OPTIONS OUTSTANDING                 OPTIONS
                           -------------------               EXERCISABLE
                                 WEIGHTED                    -----------
                                 AVERAGE
                                REMAINING   WEIGHTED     WEIGHTED
                               CONTRACTUAL   AVERAGE     AVERAGE
   RANGE OF          NUMBER      LIFE (IN   EXERCISE      NUMBER      EXERCISE
EXERCISE PRICE    OUTSTANDING     YEARS)     PRICE      EXERCISABLE    PRICE
---------------   -----------  -----------  --------    -----------   --------
$ 0.84 - $ 1.16      130,000      6.58      $ 0.91        105,000     $ 0.93
$ 1.34 -   2.00      284,218      7.31      $ 1.76        120,513     $ 1.55
$ 2.03 -   2.85    1,302,996      8.70      $ 2.29        198,425     $ 2.40
$ 3.17 -   4.34      351,263      7.55      $ 3.40        186,317     $ 3.49
$ 5.00 -   6.69       42,325      6.83      $ 6.28         40,925     $ 6.27
$ 7.88 -  10.63      393,063      4.00      $ 7.89        393,063     $ 7.89
$ 13.13               30,000      3.43      $13.13         30,000     $13.13
                   ---------      ----      ------      ---------     ------
    Total......    2,533,865      7.45      $ 3.38      1,074,243     $ 4.81
                   =========      ====      ======      =========     ======

In addition we issued in the first quarter of 2003 an Incentive Stock Option for 120,000 shares exercisable at a price of $1.745

Stock Purchase Plan

We have reserved and may issue up to an aggregate of 225,000 shares of common stock under the Employee Stock Purchase Plans. At December 31, 2002, 221,000 shares are available for issuance under the plan.

Warrants

There are three different warrants outstanding at March 28, 2003

"Sunrise Warrants" expiring 7/05 for 200,000 shares exercisable at $2.50 per share
"Far East Warrants" expiring 12/05 for 222,077 shares exercisable at $2.30 per share
"Far East Warrants" expiring 12/03 for 109,969 shares exercisable at $2.75 per share

Schedule 3.1(u) Private Placement

The Company must obtain shareholder approval under Nasdaq Marketplace Rule 4350 in order for the Company to issue in connection with the Debentures and Warrants in the aggregate in excess of 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Issue Date and also as a condition to consummation of the Second Closing.

Schedule 3.1(v) Listing and Maintenance Requirements

On November 19, 2002, the Company received written notice from The Nasdaq Stock Market, Inc. that it did not comply with The NASDAQ National Market Place Rule 4450(a)(3) requiring a minimum of $10 million in stockholder's equity. In response, the Company applied to list its securities on The NASDAQ SmallCap Market. The staff approved the request to list on The NASDAQ SmallCap Market on January 22, 2003 subject to receipt of outstanding fees and shares of the Company began trading on The NASDAQ SmallCap Market on Monday, January 27, 2003.